Exhibit (a)(5)(x)

Emerson Completes Acquisition of Remaining Outstanding Shares of AspenTech

ST. LOUIS – March 12, 2025 – Emerson (NYSE: EMR) today announced that it has completed its acquisition of all outstanding shares of common stock of Aspen Technology, Inc. (“AspenTech”) not already owned by Emerson.

“The completion of our acquisition of AspenTech marks a key milestone in the final phase of Emerson’s portfolio transformation,” said Emerson President and Chief Executive Officer Lal Karsanbhai. “I want to thank Antonio for his leadership of AspenTech and partnership with Emerson over the years. We look forward to welcoming the talented AspenTech team to Emerson and continuing to drive shareholder value as we enhance our offering.”

With the completion of the acquisition, AspenTech is now a wholly owned subsidiary of Emerson.

Antonio Pietri will retire from his role as CEO of AspenTech. Vincent M. Servello has been appointed to lead the AspenTech business unit as President. Mr. Servello joined Emerson in 2014 and has served in a variety of leadership roles with increasing responsibility, most recently as Vice President, Strategy & Corporate Development for the enterprise since 2021. He brings deep expertise in industrial technology, operational execution and corporate strategy to AspenTech. David Baker, who served as Chief Financial Officer of AspenTech prior to the completion of the transaction, will continue to serve as business unit CFO.

As an independent business unit, AspenTech’s results will be consolidated into the Control Systems & Software segment, which is led by Sabee Mitra, Business Group President of Control Systems & Software.

Successful Completion of Tender Offer and Merger

Prior to the completion of the transaction, Emerson’s tender offer for all outstanding shares of common stock of AspenTech not already owned by Emerson for $265.00 per share in cash expired on March 11, 2025, at 5:00 p.m. Eastern Time. Based on the final count by Equiniti Trust Company, LLC, the Depository Agent for the tender offer, an aggregate of 19,479,909 shares were validly tendered and not validly withdrawn (including 1,859,751 shares tendered by way of guaranteed delivery), representing approximately 72% of the outstanding shares of AspenTech common stock not already owned by Emerson and its subsidiaries, Emerson’s and its subsidiaries’ directors and officers, and AspenTech’s directors and officers.

Following completion of the tender offer, Emerson completed the acquisition of the remaining outstanding shares of common stock of AspenTech on March 12, 2025 through a merger.

AspenTech shareholders who have not already tendered their shares are entitled to receive $265.00 per share in cash for each share of AspenTech common stock owned.

AspenTech’s shares of common stock have ceased trading on the NASDAQ.

Advisors

Goldman Sachs & Co. LLC and Centerview Partners LLC served as financial advisors to Emerson, and Davis Polk & Wardwell LLP served as legal advisor. Joele Frank, Wilkinson Brimmer Katcher served as strategic communications advisor to Emerson.

About Emerson

Emerson (NYSE: EMR) is a global industrial technology leader that provides advanced automation. With an unmatched portfolio of intelligent devices, control systems, and industrial software, Emerson delivers solutions that automate and optimize business performance. Headquartered in Saint Louis, Missouri, Emerson combines innovative technology with proven operational excellence to power the future of automation. For more information, visit Emerson.com.

Forward-Looking and Cautionary Statements

Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include the scope, duration and ultimate impacts of the Russia-Ukraine and other global conflicts, as well as economic and currency conditions, market demand, pricing, protection of intellectual property, cybersecurity, tariffs, competitive and technological factors, inflation, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC. The outlook contained herein represents the Company's expectation for its consolidated results, other than as noted herein.

Emerson uses our Investor Relations website, www.Emerson.com/investors, as a means of disclosing information which may be of interest or material to our investors and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our Investor Relations website, in addition to following our press releases, SEC filings, public conference calls, webcasts and social media. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Contacts

Investors
Colleen Mettler
314-553-2197

Media
Joseph Sala / Greg Klassen / Connor Murphy
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449